Exhibit 10.2

CONSULTANCY AGREEMENT

(1)	MINERVA NEUROSCIENCES, INC.

(2)	GEOFF RACE

THIS AGREEMENT is made on 30 March 2026

BETWEEN:

(1)	Minerva Neurosciences, Inc., a Delaware incorporated company whose principle executive offices are at 1601 Trapelo Road, Suite 286, Waltham, MA, 2,541, United States (Client); and

(2)	Geoff Race of [***] (Consultant)

(together, Parties).

1.	Interpretation

The following definitions and rules of interpretation apply in this agreement (unless the context requires otherwise).

1.1	Definitions:

Board: the board of directors of the Client (including any committee of the board duly appointed by it).

Business: the development and commercialisation of proprietary product candidates to treat patients suffering from central nervous system diseases.

Business Day: a day, other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: 15 April 2026.

Client Property: all documents, books, manuals, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of the Client or any Group Company or its or their customers and business contacts, and any equipment, keys, hardware or software provided for the Consultant’s use by the Client during the Engagement, and any data or documents (including copies) produced, maintained or stored by the Consultant on the Client or the Consultant’s computer systems or other electronic equipment during the Engagement.

Confidential Information: any trade secrets or other information which is confidential, commercially sensitive and is not in the public domain relating or belonging to the Client or any Group Company including but not limited to information relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects, marketing or sales of any past, present or future product or service, secret formulae, processes, inventions, designs, know-how discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Client or any Group Company, lists or details of clients, potential clients or suppliers or the arrangements made with any client or supplier and any information in respect of which the Client or any Group Company owes an obligation of confidentiality to any third party and including (but not limited to) information that or the Consultant creates, develops, receives or obtains in connection with this Engagement whether or not such information (if in anything other than oral form) is marked confidential.

Data Protection Legislation: any data protection legislation from time to time in force in the UK including the General Data Protection Regulation (Regulation (EU) 2016/679) as it forms part of UK law by virtue of section 3 of the European Union (Withdrawal) Act 2018 (as amended, including by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019), the Data Protection Act 2018, the Data (Use and Access) Act 2025 and any successor legislation.

Engagement: the engagement of the Consultant by the Client on the terms of this agreement.

Group Company: the Client, its subsidiaries or holding companies from time to time and any subsidiary of any holding company from time to time.

HMRC: HM Revenue & Customs, or any other relevant tax authority.

Holding company: has the meaning given in clause 1.6.

Insurance Policies: such full and comprehensive insurance policies as would be taken out by a reasonable and prudent person performing the obligations of the Consultant under this Agreement.

Intellectual Property Rights: patents, utility models, rights to Inventions, copyright and neighbouring and related rights, moral rights, trademarks and service marks, business names and domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secrets) and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention: any invention, idea, discovery, development, improvement or innovation made by the Consultant in the provision of the Services, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Services: the services provided by the Consultant in a consultancy capacity for the Client or any Group Company as more particularly described in Schedule 1.

Subsidiary: has the meaning given in clause 1.6.

Termination Date: the date of termination of this agreement, howsoever arising.

Works: all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software, and all other materials in whatever form, including but not limited to hard copy and electronic form, prepared by the Consultant in the provision of the Services.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3

A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.5	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this agreement. Any reference to this agreement includes the Schedules.

1.6

A reference to a holding company or a subsidiary means a holding company or a subsidiary (as the case may be) as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in sections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) as a nominee.

2.	Term of engagement

2.1	The Client shall engage the Consultant and the Consultant shall provide the Services on the terms of this agreement.

2.2

The Engagement shall commence on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until it terminates on 14 April 2027 without the need for notice unless previously terminated by either party giving the other not less than one month’s prior written notice.

2.3	The Parties may renew this agreement for a further period after 14 April 2027 on such terms as they may agree in writing.

3.	Duties and obligations

3.1	During the Engagement the Consultant shall:

3.1.1	provide the Services with all due care, skill and ability and use his endeavours to promote the interests of the Client or any Group Company;

3.1.2

unless prevented by ill health or accident, devote at least 35 hours in each calendar month to the carrying out of the Services together with such additional time, if any, as may be agreed in writing in advance between the Parties; and

3.1.3	promptly give to the Client’s Chief Executive Officer all such information and reports as it may reasonably require in connection with matters relating to the provision of the Services.

3.2

If the Consultant is unable to provide the Services due to illness or injury, he shall advise the Client of that fact as soon as reasonably practicable. For the avoidance of doubt, no fee shall be payable in accordance with clause 4 in respect of any period during which the Services are not provided.

3.3	The Consultant shall use reasonable endeavours to ensure that he is available on reasonable notice to provide such assistance or information as the Client may require.

3.4	Unless the Consultant has been specifically authorised to do so by the Client in writing, the Consultant shall not:

3.4.1	have any authority to incur any expenditure in the name of or for the account of the Client; or

3.4.2	hold himself out as having authority to bind the Client.

3.5

The Consultant shall comply with all reasonable standards of safety and comply with the Client’s health and safety procedures from time to time in force at the premises where the Services are provided.

3.6	The Consultant shall comply with the Client’s policies on use of information and communication systems and such other Client policies that are brought to the Consultant’s attention from time to time.

3.7	The Consultant may use a third party to perform any administrative, clerical or secretarial functions which are reasonably incidental to the provision of the Services provided that:

3.7.1	the Client will not be liable to bear the cost of such functions; and

3.7.2	at the Client’s request the third party shall be required to enter into direct undertakings with the Client, including with regard to confidentiality.

3.8	The Consultant shall:

3.8.1	comply with all applicable laws, regulations, codes and sanctions relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010;

3.8.2	not engage in any activity, practice or conduct which would constitute an offence under sections 1, 2 or 6 of the Bribery Act 2010 if such activity, practice or conduct had been carried out in the UK;

3.8.3	comply with the Client’s anti-bribery and anti-corruption policies from time to time in force; and

3.8.4	promptly report to the Client any request or demand for any undue financial or other advantage of any kind received by the Consultant in connection with the performance of this agreement.

3.9	Failure to comply with clause 3.8 may result in the immediate termination of this agreement.

3.10	The Consultant shall:

3.10.1	not engage in any activity, practice or conduct which would constitute either:

3.10.1.1	a UK tax evasion facilitation offence under section 45(1) of the Criminal Finances Act 2017; or

3.10.1.2	a foreign tax evasion facilitation offence under section 46(1) of the Criminal Finances Act 2017;

3.10.2

promptly report to the Client any request or demand from a third party to facilitate the evasion of tax within the meaning of Part 3 of the Criminal Finances Act 2017 or any suspected tax evasion offences or facilitation of tax evasion offences, whether under UK law or under the law of any foreign country, in connection with the performance of this agreement; and

3.10.3	ensure that all persons associated with the Consultant or other persons who are performing services in connection with this agreement comply with this clause 3.10.

3.11	Failure to comply with clause 3.10 may result in the immediate termination of this agreement.

4.	Fees

4.1

The Client shall pay the Consultant a fee of £333 per hour exclusive of VAT (it being understood and agreed that the Consultant shall be paid for a minimum of 35 hours per month). On or around the last working day of each month during the Engagement the Consultant shall submit to the Client an invoice which gives details of the hours the Consultant has worked during the month, the Services provided and the amount of the fee payable (plus VAT, if applicable) for the Services during that month.

4.2	If the Consultant is or is required to be registered for VAT, invoices submitted by the Consultant to the Client must comply with all relevant requirements for VAT invoices.

4.3	In consideration of the provision of the Services during the Engagement, the Client shall pay each invoice submitted by the Consultant in accordance with clauses 4.1 and 4.2 within 14 days of receipt.

4.4

Payment in full or in part of the fees claimed under clause 4 or any expenses claimed under clause 5 shall be without prejudice to any claims or rights of the Client or any Group Company against the Consultant in respect of the provision of the Services.

5.	Expenses

5.1

The Client shall reimburse all reasonable expenses properly and necessarily incurred by the Consultant in the course of the Engagement, subject to production of receipts or other appropriate evidence of payment, except that the Client shall not be required to reimburse the VAT element of any expenses where the VAT is recoverable by the Consultant.

5.2	If the Consultant is required to travel abroad in the course of the Engagement he shall be responsible for any necessary insurances, inoculations and immigration requirements.

6.	Share options

6.1

At the discretion of the Client’s remuneration committee, the Consultant may be eligible to receive options to acquire shares of common stock in the Client under the Client’s Amended and Restated 2013 Equity Incentive Plan.

7.	Other activities

7.1

Nothing in this agreement shall prevent the Consultant from being engaged, concerned or having any financial interest in any Capacity in any other business, trade, profession or occupation during the Engagement provided that:

7.1.1	such activity does not cause a breach of any of the Consultant’s obligations under this agreement;

7.1.2	the Consultant shall not engage in any such activity if it relates to a business which is similar to or in any way competitive with the Business without the prior written consent of the Board; and

7.1.3	the Consultant shall give priority to the provision of the Services to the Client over any other business activities undertaken by the Consultant during the course of the Engagement.

8.	Confidential information

8.1	The Consultant acknowledges that in the course of the Engagement he will have access to Confidential Information. The Consultant has therefore agreed to accept the restrictions in this clause 8.

8.2

The Consultant shall not (except in the proper course of his duties), either during the Engagement or at any time after the Termination Date, use or disclose to any third party (and shall use his best endeavours to prevent the publication or disclosure of) any Confidential Information. This restriction does not apply to:

8.2.1	any use or disclosure authorised by the Client or required by law; or

8.2.2	any information which is already in, or comes into, the public domain otherwise than through the Consultant’s unauthorised disclosure.

8.3	At any stage during the Engagement, the Consultant will promptly on request return all and any Client Property in his possession to the Client.

8.4	Nothing in this clause 8 shall prevent the Consultant or the Client (or any of its officers, employees, workers or agents) from:

8.4.1	reporting a suspected criminal offence to the police or any law enforcement agency or co-operating with the police or any law enforcement agency regarding a criminal investigation or prosecution; or

8.4.2	doing or saying anything that is required by HMRC or a regulator, ombudsman or supervisory authority; or

8.4.3

whether required to or not, making a disclosure to, or co-operating with any investigation by, HMRC or a regulator, ombudsman or supervisory authority regarding any misconduct, wrongdoing or serious breach of regulatory requirements (including giving evidence at a hearing); or

8.4.4	whether required to or not, making any disclosure to HMRC in connection with its own tax affairs; or

8.4.5	complying with an order from a court or tribunal to disclose or give evidence; or

8.4.6	making any other disclosure as required by law.

9.	Data protection

Insofar as the Data Protection Legislation may apply to the Consultant’s provision of the Services, the Client will comply with the Data Protection Legislation and enter into such additional agreements as are required by the Client and/or the Data Protection Legislation.

10.	Intellectual property

10.1

The Consultant hereby assigns to the Client all existing and future Intellectual Property Rights in the Works and the Inventions and all materials embodying these rights to the fullest extent permitted by law. Insofar as they do not vest automatically by operation of law or under this agreement, the Consultant holds legal title in these rights and inventions on trust for the Client.

10.2	The Consultant undertakes:

10.2.1	to notify to the Client in writing full details of any Inventions promptly on their creation;

10.2.2	to keep details of all Inventions confidential;

10.2.3

whenever requested to do so by the Client and in any event on the termination of the Engagement, promptly to deliver to the Client all correspondence, documents, papers and records on all media (and all copies or abstracts of them), recording or relating to any part of the Works and the process of their creation which are in his possession, custody or power;

10.2.4	not to register nor attempt to register any of the Intellectual Property Rights in the Works, nor any of the Inventions, unless requested to do so by the Client; and

10.2.5	to do all acts necessary to confirm that absolute title in all Intellectual Property Rights in the Works and the Inventions has passed, or will pass, to the Client.

10.3	The Consultant warrants to the Client that:

10.3.1	he has not given and will not give permission to any third party to use any of the Works or the Inventions, nor any of the Intellectual Property Rights in the Works;

10.3.2	he is unaware of any use by any third party of any of the Works or Intellectual Property Rights in the Works; and

10.3.3	the use of the Works or the Intellectual Property Rights in the Works by the Client will not infringe the rights of any third party.

10.4

The Consultant waives any moral rights in the Works to which he is now or may at any future time be entitled under Chapter IV of the Copyright Designs and Patents Act 1988 or any similar provisions of law in any jurisdiction, including (but without limitation) the right to be identified, the right of integrity and the right against false attribution, and agrees not to institute, support, maintain or permit any action or claim to the effect that any treatment, exploitation or use of such Works or other materials infringes the Consultant’s moral rights.

10.5

The Consultant acknowledges that, except as provided by law, no further fees or compensation other than those provided for in this agreement are due or may become due to the Consultant in respect of the performance of his obligations under this clause 10.

10.6

The Consultant undertakes, at the expense of the Client, at any time either during or after the Engagement, to execute all documents, make all applications, give all assistance and do all acts and things as may, in the opinion of the Board, be necessary or desirable to vest the Intellectual Property Rights in, and to register them in, the name of the Client and to defend the Client against claims that works embodying Intellectual Property Rights or Inventions infringe third party rights, and otherwise to protect and maintain the Intellectual Property Rights in the Works and the Inventions.

11.	Insurance and liability

The Consultant shall have personal liability for and shall indemnify the Client and any Group Company for any loss, liability, costs (including reasonable legal costs), damages or expenses arising from the provision of the Services up to a maximum liability equal to the fees paid to the Consultant under this agreement and shall accordingly maintain in force during the Engagement full and comprehensive Insurance Policies. The Consultant shall comply with all terms and conditions of the Insurance Policies at all times.

12.	Termination

12.1

Notwithstanding the provisions of clause 2.2, the Client may terminate the Engagement with immediate effect with no liability to make any further payment to the Consultant (other than in respect of amounts accrued before the Termination Date) if at any time the Consultant:

12.1.1	commits any gross misconduct affecting Client or any Group Company;

12.1.2	commits any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions of the Client;

12.1.3	is convicted of any criminal offence (other than an offence under any road traffic legislation in the United Kingdom or elsewhere for which a fine or non-custodial penalty is imposed);

12.1.4	is in the reasonable opinion of the Board negligent in the performance of the Services;

12.1.5	is declared bankrupt or makes any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984;

12.1.6	dies or is incapacitated (including by reason of illness or accident) from providing the Services for an aggregate period of 90 days in any 26-week consecutive period;

12.1.7

commits any fraud or dishonesty or acts in any manner which in the opinion of the Board brings or is likely to bring the Consultant or the Client or any Group Company into disrepute or is materially adverse to the interests of the Client or any Group Company;

12.1.8	commits any breach of the Client’s policies and procedures;

12.1.9	commits any offence under the Bribery Act 2010; or

12.1.10	commits a UK tax evasion facilitation offence under section 45(1) of the Criminal Finances Act 2017 or a foreign tax evasion facilitation offence under section 46(1) of the Criminal Finances Act 2017.

12.2

The rights of the Client under clause 12.1 are without prejudice to any other rights that it might have at law to terminate the Engagement or to accept any breach of this agreement on the part of the Consultant as having brought the agreement to an end. Any delay by the Client in exercising its rights to terminate shall not constitute a waiver of these rights.

13.	Obligations on termination

13.1	On the Termination Date the Consultant shall:

13.1.1	promptly deliver to the Client all Client Property and original Confidential Information in his possession or under his control;

13.1.2

subject to the Client’s data retention guidelines, irretrievably (so far as possible) delete any information relating to the Client or any Group Company stored on any magnetic or optical disk or memory (including but not limited to any Confidential Information) and all matter derived from such sources which is in his possession or under his control outside the premises of the Client. For the avoidance of doubt, the contact details of business contacts made during the Engagement are regarded as Confidential Information and, as such, must be deleted from personal social or professional networking accounts; and

13.1.3	provide a signed statement that he has complied fully with his obligations under this clause 13, together with such evidence of compliance as the Client may reasonably request.

14.	Status

14.1

The relationship of the Consultant to the Client will be that of independent contractor and nothing in this agreement shall render him an employee, worker, agent or partner of the Client and the Consultant shall not hold himself out as such.

14.2

This agreement constitutes a contract for the provision of services and not a contract of employment and accordingly the Consultant shall be fully responsible for and shall indemnify the Client and any Group Company for and in respect of:

14.2.1

any income tax, National Insurance and social security contributions and any other liability, deduction, contribution, assessment or claim arising from or made in connection with the performance of the Services, to the extent the recovery is not prohibited by law; and

14.2.2

any liability arising from any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by the Consultant against the Client arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Client.

14.3

The Client may at its option satisfy such indemnity (in whole or in part) by way of deduction from any payments due to the Consultant. The Client may withhold or deduct an amount for or on account of income tax, national insurance or social security contributions from any payment under this agreement where it reasonably considers that such withholding or deduction is required by law.

15.	Notices

15.1	Any notice given to a party under or in connection with this agreement shall be in writing and shall be:

15.1.1	delivered by hand or by pre-paid first-class post or other next working day delivery service at the address given in this agreement or as otherwise notified in writing to the other party; or

15.1.2	sent by email to the Client at rluthringer@minervaneurosciences.com or to the Consultant at geoffrace@fastmail.fm or as otherwise notified in writing to the other party.

15.2	Unless proven otherwise, any notice shall be deemed to have been received:

15.2.1	if delivered by hand, at the time the notice is left at the address given in this agreement or given to the addressee;

15.2.2	if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting; or

15.2.3	if sent by email, at the time of transmission.

15.3

If deemed receipt under clause 15.2 would occur outside business hours in the place of receipt, it shall be deferred until business hours resume. In this clause 15.3, business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

15.4	This clause does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any other method of dispute resolution.

16.	Entire agreement

16.1

This agreement constitutes the entire agreement between the parties and any Group Company and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

16.2

Each party acknowledges that in entering into this agreement it does not rely on, and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this agreement.

16.3	Each party agrees that it shall have no claim for innocent or negligent misrepresentation or negligent misstatement based on any statement in this agreement.

17.	Variation

No variation of this agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

18.	Counterparts

18.1	This agreement may be executed in any number of counterparts, each of which shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

18.2	No counterpart shall be effective until each party has delivered to the other at least one executed counterpart.

19.	Third party rights

19.1

Except as expressly provided elsewhere in this agreement, a person who is not a party to this agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement.

19.2	The rights of the parties to terminate, rescind or agree any variation, waiver or settlement under this agreement are not subject to the consent of any other person.

20.	Governing law

This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

21.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

SCHEDULE 1

SERVICES

The Consultant shall provide the following services:

•	Advising the Client’s Chief Executive Officer on company strategy;

•	Investor relations support in collaboration with a dedicated Client employee;

•	Advising in relation to the preparation of roluperidone for commercialisation in collaboration with a dedicated Client employee; and

•	Support for additional financing for the Client with a dedicated Client employee.

In witness this Deed has been executed on the date appearing at the head of page 1.

Executed as a Deed on	30 – Mar - 2026
by GEOFF RACE in the presence of:
/s/ Geoff Race
Geoff Race

Signature of witness: /s/ Sean Elliot

Name: Sean Elliot

Address: [***]

Occupation: Retired / HR Director / Consultant

Executed as a Deed on	30-Mar-2026
(but not delivered until the date appearing at the head of page 1) by MINERVA NEUROSCIENCES, INC acting by REMY LUTHRINGER, a director in the presence of:
/s/ Remy Luthringer
Remy Luthringer, Director

Signature of witness: /s/ Beaucourt Marie

Name: Beaucourt Marie

Address: Cours de Rive 10, 1204 Geneve

Occupation: Office Manager